Exhibit 1.4

chinadotcom corporation to hold Q1 2004 Earnings Conference Call on
May 14th at 9:00 am EST

Hong Kong — (BUSINESS WIRE) — May 10, 2004 — chinadotcom corporation (NASDAQ: CHINA), a leading integrated enterprise software and mobile applications company in China and internationally, will hold its quarterly conference call to discuss first quarter 2004 results on Friday, May 14th 2004, at 9:00 am EST. An earnings release will precede the call, posting to the wires after 7:00 am EST.

To listen, call the access number a few minutes before the scheduled start time of the call.

Date: Friday, May 14th, 2004, Time: 9:00 am EST

USA and CANADA Toll Free Number: 1-8776922592

US Toll Number: 1-9735822700

AUSTRALIA Toll Free Number: 1800003163

UK Toll Free Number: 08000689199

CHINA Toll Free Number: 108001300432

HONG KONG Toll Free Number: 800903265

Passcode: Q1 2004 China, Call Leader: Raymond Ch’ien

This call is being webcast by CCBN and can be accessed at chinadotcom’s corporate web site at www.corp.china.com or directly at http://www.talkpoint.com/viewer/starthere.asp?pres=106350

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,400 employees with operations in over 14 countries.

CDC Software, a wholly owned subsidiary, is focused on providing Enterprise Resource Planning (“ERP”)

software and solutions in China, as well as internationally. The company provides mission critical Supply Chain Management (“SCM”) software for multinationals and large enterprises. It also provides a comprehensive suite of Customer Relationship Management (“CRM”) products focused on mid-sized enterprises through its subsidiary Pivotal Corporation. It also owns Executive Suite, a sophisticated Business Intelligence (“BI”) tool with advanced financial analytics functionality based on Microsoft technology. In addition, the company has established strategic partnerships with leading international software vendors to localize and resell their software products throughout the Asia Pacific region. It currently has over 2,300 enterprise customers in China and internationally. The company intends to acquire Ross Systems, Inc. (“Ross”), a NASDAQ-listed global provider of enterprise software for process manufacturers based in Atlanta, Georgia, USA with significant subsidiary operations in Western Europe. The acquisition of Ross is subject to Ross’ shareholder approval and certain regulatory approvals.

CDC’s Mobile Applications and Portal operations are focused on growth in the mobile applications market internationally. The Unit offers consumer-based and enterprise-based SMS and mobile application software development services in China and Korea. Paid subscriptions in China reached 5.53 million as of December 31, 2003, with direct connectivity with local mobile operators in 27 provinces. In addition to SMS services, the Unit also launched interactive voice response (“IVR”) services in China. The Unit’s Korean operation develops cutting-edge CDMA-based mobile applications and establishes partnerships between leading Korean content, games and services developers and our China-based SMS platform. Beyond China and Korea, the Unit aims to expand its mobile service and applications internationally through partnerships with global mobile applications and technology providers. Recently, chinadotcom reorganized its mobile applications and portal Unit as a wholly owned subsidiary, chinadotcom Mobile Interactive Corporation (“CDC Mobile”).

CDC Outsourcing, a wholly owned subsidiary, aims to take advantage of the global trend of companies looking to outsource to China by positioning its CMM (Capability Maturity Model) Level 3 certified Software Development Center’s capabilities as an outsourcing conduit for economical, high-quality software development for the large customer base of our acquired companies. Its current outsourcing capability includes operations in the United Kingdom, Australia, and the US, with some 350 consultants, complemented by a partnership with vMoksha in India with over 500 additional outsourcing staff servicing software companies internationally.

For more information about chinadotcom corporation, please visit the website www.corp.china.com.

For further information, please contact:

Media Relations		Investor Relations
Jane Cheng, Public Relations Manager		Craig Celek, VP, Investor Relations
Tel	: (852) 2961 2750	Tel	: 1 (212) 661 2160
Fax	: (852) 2571 0410	HK Tel	: (852) 2237 7158
e-mail	: jane.cheng@hk.china.com	Fax	: 1 (973) 591 9976
		e-mail	: craig.celek@hk.china.com

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